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                                                                   EXHIBIT 10.26

                                 AMENDMENT NO. 1
                                       TO
           2001 DIRECTORS' DEFERRED COMPENSATION AND STOCK AWARD PLAN

                          (Effective February 7, 2003)

     Section 5(g) "Acceleration of Vesting" of the 2001 Directors' Deferred Compensation and Stock Award Plan is amended in its entirety to read as follows:

     "Notwithstanding the provisions of Section 5(e)(2), each Option granted under this Section 5 shall become immediately vested and exercisable in full upon the occurrence of any of the following events: (1) a Participant's service as a director is terminated due to death or Disability, (2) a Change in Control occurs, or (3) with respect to Options that have been outstanding for at least nine months, a Participant retires from service either (A) at the end of the Participant's then current term and after completing five full years of service, but is ineligible to stand for reelection under the Company's director retirement policy, or (B) on the date of the Annual Meeting of Stockholders immediately following his or her 72nd birthday under the Company's director retirement policy and after completing five full years of service."